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                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE



            NEXTLINK PURCHASES PAN EUROPEAN METRO AND INTERCITY FIBER
          NETWORKS AND TRANSATLANTIC CABLE FROM LEVEL 3 COMMUNICATIONS
                                FOR $306 MILLION



     McLean, VA. (May 23, 2000) -- NEXTLINK Communications, Inc. (NASDAQ:NXLK), one of the world's fastest growing broadband communications companies, announced today it has agreed in principle to purchase multiple European metro fiber optic networks, an inter-city Pan European fiber optic network and transatlantic fiber optic capacity for $306 million. The expansion of the network resulting from the transaction will approximately double NEXTLINK's global market opportunity and will give the company end-to-end network capabilities in the United States, Canada and throughout much of Europe.

     The local components of the NEXTLINK European network will consist of robust metro fiber facilities that include several empty fiber optic conduits in London, Frankfurt, Amsterdam and Brussels, and fibers in Paris. Each empty conduit is currently capable of holding at least 432 fibers using current fiber optic technology. Once complete, NEXTLINK will own nearly 250 metro route miles and more than 80,000 metro fiber miles in Europe. These local metro networks are expected to be delivered to NEXTLINK in late 2000 and ready to offer commercial service in the first half of 2001.

     A high capacity, IP-centric NEXTLINK inter-city network of 24 state-of-the-art fibers will connect NEXTLINK's metro European networks. These fibers will be the most technologically advanced Corning G.655 LEAF fiber capable of delivering 19.2 terabits of transmission capacity using today's technologies and are expected to be capable of delivering vastly more capacity in the future as new generations of transmission equipment become available.



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     This inter-city fiber network that will total nearly 3,700 route miles and more than 88,000 fiber miles will connect 21 major European cities and includes redundant undersea routes between England and Belgium and "dry" Eurotunnel links between England and France. Additionally, NEXTLINK will receive one empty conduit throughout the European inter-city fiber network and options to receive certain additional fibers installed in the inter-city network in the future. The inter-city portion of the NEXTLINK European network is expected to be delivered to NEXTLINK in late 2000 and be ready to offer commercial service in the first half of 2001.

     The NEXTLINK European network will be complemented by transatlantic capacity connecting NEXTLINK's European customers to North America. The initial purchase capacity will be 2.5 Gbps of transatlantic transmission capacity that will be expanded to 10 Gbps at the end of 2002. Today, according to the International Telecommunications Union (ITU) and Telegeography, current transatlantic Internet traffic totals under 14 Gbps.

     "This strategic transaction will double NEXTLINK's market opportunity by positioning us to pursue the rapidly growing European broadband marketplace," said NEXTLINK Chairman and Chief Executive Officer Dan Akerson. "It is a natural extension of NEXTLINK's North American, facilities based strategy bringing us into Europe at a relatively low cost of entry. We have agreed to purchase these networks from Level 3 Communications who is a trusted and respected partner of NEXTLINK and has always excelled in constructing fiber networks throughout the world."

     "Level 3 is committed to enabling the rapid evolution of a new global Internet economy by building high-capacity connections between key markets in Europe and the United States," said Gail Smith, president of Level 3 Communications Europe. "NEXTLINK is a company we respect highly and we are happy to build on our existing relationship in the United States by providing the infrastructure they need to roll-out their European network plans."

     Earlier this year, NEXTLINK took steps to establish an initial "beachhead" in Europe by announcing a merger with Concentric Network Corporation (NASDAQ:CNCX). Concentric's European division includes one of the largest Internet Service Providers (ISP) in the United Kingdom, with peering relationships with most of the Tier 1 European ISPs.



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     Concentric currently operates two data centers in the United Kingdom, one in Amsterdam and has plans to build a data center in Paris. Upon completion of the NEXTLINK/Concentric merger, NEXTLINK plans to connect these data centers through its planned European networks, enabling the company to operate as a complete facilities based applications infrastructure provider (AIP) serving other ISPs and application service providers (ASP) across Europe. Additionally, Concentric currently leases a fiber network throughout the United Kingdom with 35 points of presence (POPs).

     NEXTLINK expects to take advantage of its European network by offering a data product to European ISPs and Internet-centric customers with enhanced access to the Internet. Today, many European ISPs purchase international private lines to the United States and an Internet "port" connection to connect their customers to the U.S. web sites. Through NEXTLINK's planned domestic and pan European and transatlantic capacity and Tier 1 peering relationships via the pending Concentric merger, NEXTLINK will be able to offer European ISPs an Internet product that is expected to deliver a higher quality Internet experience to end users. Internet traffic destined for European sites will stay in Europe, while traffic going to the U.S. web sites will be delivered through superior Tier 1 peering connections.

     Once the NEXTLINK European networks are complete, it will also accelerate NEXTLINK's ability to offer virtual private network (VPN) solutions in Europe. NEXTLINK's local network facilities will also allow the company to become an early European data local exchange carrier (DLEC). Already, Concentric has been selected by British Telecom and has begun early tests for digital subscriber line (DSL) service in the United Kingdom.

     "In addition to the obvious long-term strategic importance of this transaction to NEXTLINK, we also see near-term marketing opportunities that will utilize the European network as it comes on-line," continued Akerson. "We now have significant international experience at the executive level at NEXTLINK, and that expertise, combined with unrivaled broadband network assets throughout North America and Europe, will allow NEXTLINK to effectively serve small, medium and Fortune 1000 customers at a local and global level."

     Once the NEXTLINK / Concentric merger closes, the company will have more than 400 employees in Europe which is expected to grow to roughly 600 employees by the end of 2001. NEXTLINK's European headquarters will be located in London.



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     Upon completion of the transaction with Level 3, which is subject to the parties negotiating and entering into definitive agreements, NEXTLINK will become one of the most broadband facilities-rich companies in the world. In addition to the European network facilities that will be acquired in the transaction announced today, NEXTLINK currently operates over 410,000 metro fiber miles in the United States and has began taking delivery of a 384,000+ fiber mile, inter-city fiber network connecting more than 65 cities in North America. NEXTLINK also owns one empty conduit throughout its North American inter-city network and rights to additional fibers. The company has a strong position in delivering last or "golden" mile facilities connecting its U.S. metro networks to the customer's premises. These capabilities include metro fiber, broadband wireless and facilities-based digital subscriber line (DSL) connections.

     NEXTLINK Communications, Inc., a McLean, VA-based company, provides high quality, broadband communications services to businesses over fiber optic and broadband wireless facilities across the United States. NEXTLINK currently provides service in 49 markets. Through an unrivaled collection of facilities, NEXTLINK will provide integrated, end-to-end telecommunications solutions to its customers. For more information, visit http://www.nextlink.com.

     On January 10, 2000, NEXTLINK and Concentric Network Corporation announced an agreement to combine the companies. The transaction is expected to close in the second quarter of this year. Concentric provides complete Internet business solutions for small- and medium-sized enterprises, including DSL access, Web hosting and e-commerce. Concentric also offers data center services, virtual private networks, dedicated access, and application infrastructure services for delivering applications over the Internet or a virtual private network.

     Level 3 Communications is a communications and information services company offering a wide selection of IP-based services primarily to Web-centric companies. The Level 3 Network includes metropolitan networks in 77 U.S. and international markets connected by an approximately 16,000 mile U.S. intercity (long-distance) network, an approximately 4,750 mile European intercity network and both transpacific and transatlantic undersea cables. In July 1998, INTERNEXT, LLC, beneficially owned by NEXTLINK, signed an agreement calling for



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INTERNEXT to acquire the right to use 24 fibers and certain associated facilities installed along the entire route of the Level 3 intercity fiber optic network in the U.S.

                                      # # #

The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing NEXTLINK's plans to offer new services using the planned European network and the expected timing of the completion and availability of that network, as well as those describing expectations concerning the timing and scope of the planned deployment of broadband wireless and other products and services domestically and internationally, and the timing and potential impact of the Concentric transaction. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the ability of NEXTLINK and Level 3 to negotiate and reach definitive agreements relating to the purchase of the European network on satisfactory terms, NEXTLINK's ability to design and construct fiber optic networks, install cable and facilities, including switching electronics, to develop, install and provision LMDS equipment and interconnect that equipment with NEXTLINK's fiber networks and connect the networks, including LMDS equipment, to customers and on satisfactory terms and conditions, and risks related to NEXTLINK's national network strategy.

     Contacts: NEXTLINK Communications, Inc.

               Todd Wolfenbarger / media and industry analysts
               703-547-2011 or 703-675-3496 (portable)
               Noelle Beams / financial analysts
               703-547-2002